April 2014 Preliminary Terms No. 153 Registration Statement No. 333-190038 Dated April 1, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the Value of the iShares®  MSCI EAFE ETF due October 15, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the PLUS will pay no interest and do not guarantee any return of principal at maturity.  If the closing price of the iShares®  MSCI EAFE ETF on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity.  However, if the closing price of the iShares®  MSCI EAFE ETF on the valuation date is lower than on the pricing date, at maturity investors will lose 1% of their stated principal amount for every 1% of that decline.  The PLUS are for investors who seek an equity exchange-traded-fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier.  Investors may lose their entire initial investment in the PLUS. The PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC, and are not guaranteed by any third party.
SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlier:	iShares® MSCI EAFE ETF
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date: †	April , 2014 (expected to price on or about April 11, 2014)
Original issue date:†	April , 2014 (3 business days after the pricing date)
Valuation date:†	October 12, 2015, subject to postponement
Maturity date:†	October 15, 2015, subject to postponement
Interest:	None
Payment at maturity (per PLUS):
▪ If the final underlier value is greater than the initial underlier value:
             the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity
      In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the final underlier value is less than or equal to the initial underlier value:
      $10 × underlier performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.
Investors may lose their entire initial investment in the PLUS.  Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this document.

Maximum payment at maturity:	At least $12.325 per PLUS (at least 123.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$10 × leverage factor × underlier percent increase
Leverage factor:	150%
Underlier percent increase:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	$ , which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the valuation date
CUSIP/ISIN:	06742B139 / US06742B1391
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per PLUS	$10	$10	$0.20	$9.80
Total	$	$	$	$
(1)
Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.500 and $9.679 per PLUS.  The estimated value is expected to be less than the initial issue price of the PLUS.  See “Additional Information Regarding Our Estimated Value of the PLUS” on page 2 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.  See “Supplemental Plan of Distribution.”

†
Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and the maturity date may be changed so that the stated term of the PLUS remains the same.  In addition, the maturity date and valuation date are subject to postponement. See “Additional Information about the PLUS—Additional provisions—Postponement of maturity date,” “Additional Information about the PLUS—Additional provisions—Postponement of valuation date” and “Additional Information about the PLUS—Additional provisions —Market disruption events and adjustments.”

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.
Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.
Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in this document.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this document relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this document if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete.  Any representation to the contrary is a criminal offense.

Barclays Capital Inc.

PLUS Based on the Value of the iShares®  MSCI EAFE ETF due October 15, 2015
Performance Leverage Upside Securities
Principal at Risk Securities

Additional Terms of the PLUS

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part.  This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•           Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•           Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is expected to be less than the initial issue price of the PLUS.  The difference between the initial issue price of the PLUS and our estimated value of the PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that

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Performance Leverage Upside Securities
Principal at Risk Securities

we will no longer expect to incur over the term of the PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this document.

You may revoke your offer to purchase the PLUS at any time prior to the pricing date.  We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their pricing date.  In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

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Performance Leverage Upside Securities
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Investment Summary

Performance Leveraged Upside Securities
The PLUS based on the value of the iShares®  MSCI EAFE ETF due October 15, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 18 months
Leverage factor:	150%
Maximum payment at maturity:	At least $12.325 per PLUS (at least 123.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

 Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the underlier, subject to a maximum payment at maturity of at least $12.325 per PLUS (at least 123.25% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.  In exchange for enhanced performance of 150% of the appreciation of the underlier, investors forgo performance above the maximum payment at maturity.  If the closing price of the underlier on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity.  However, if the closing price of the underlier on the valuation date is lower than on the pricing date, at maturity investors will lose 1% of their stated principal amount for every 1% of that decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario
The underlier increases in value and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 150% of the underlier percent increase, subject to the maximum payment at maturity of at least $12.325 per PLUS (at least 123.25% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Downside Scenario
The underlier declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlier from the initial underlier value.

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Performance Leverage Upside Securities
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	150%
Hypothetical maximum payment at maturity:	$12.325 per PLUS (123.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final underlier value is greater than the initial underlier value, investors will receive the $10 stated principal amount plus 150% of the appreciation of the underlier over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, investors will realize the maximum payment at maturity at a final underlier value of approximately 115.50% of the initial underlier value.

▪	If the underlier appreciates by 3%, investors would receive a 4.5% return, or $10.45 per PLUS, at maturity.

▪	If the underlier appreciates by 20%, investors would receive only the hypothetical maximum payment at maturity of $12.325 per PLUS, or 123.25% of the stated principal amount.

▪
Downside Scenario.  If the final underlier value is less than or equal to the initial underlier value, investors would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the PLUS.

▪	If the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

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Performance Leverage Upside Securities
Principal at Risk Securities

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table illustrates the hypothetical total return at maturity on the PLUS.  The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical total returns set forth below are based on the hypothetical initial underlier value of $100, the hypothetical maximum payment at maturity of $12.325 (123.25% of the stated principal amount) and the leverage factor of 150%.  The hypothetical initial underlier value of $100 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value.  Please see “iShares®  MSCI EAFE ETF Overview” below for recent actual values of the underlier.  The actual initial underlier value will be determined on the pricing date.  For the purposes of the examples below, the “underlier return” equals: ((final underlier value - initial underlier value)/initial underlier value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final underlier value	Underlier return	Underlier percent increase	Underlier performance factor	Payment at maturity	Total return on PLUS
$150.00	50.00%	50.00%	N/A	$12.325	23.25%
$140.00	40.00%	40.00%	N/A	$12.325	23.25%
$130.00	30.00%	30.00%	N/A	$12.325	23.25%
$120.00	20.00%	20.00%	N/A	$12.325	23.25%
$115.50	15.50%	15.50%	N/A	$12.325	23.25%
$110.00	10.00%	10.00%	N/A	$11.500	15.00%
$102.50	2.50%	2.50%	N/A	$10.375	3.75%
$100.00	0.00%	0.00%	N/A	$10.00	0.00%
$90.00	-10.00%	N/A	90.00%	$9.00	-10.00%
$85.00	-15.00%	N/A	85.00%	$8.50	-15.00%
$80.00	-20.00%	N/A	80.00%	$8.00	-20.00%
$70.00	-30.00%	N/A	70.00%	$7.00	-30.00%
$60.00	-40.00%	N/A	60.00%	$6.00	-40.00%
$50.00	-50.00%	N/A	50.00%	$5.00	-50.00%
$40.00	-60.00%	N/A	40.00%	$4.00	-60.00%
$30.00	-70.00%	N/A	30.00%	$3.00	-70.00%
$20.00	-80.00%	N/A	20.00%	$2.00	-80.00%
$20.00	-90.00%	N/A	10.00%	$1.00	-90.00%
$0.00	-100.00%	N/A	0.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The value of the underlier increases from an initial underlier value of $100.00 to a final underlier value of $102.50.
Because the final underlier value of $102.50 is greater than the initial underlier value of $100.00 and $10 + the leveraged upside payment is not greater than the maximum payment at maturity, the investor receives a payment at maturity of $10.375 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment
$10 + ($10 × leverage factor × underlier percent increase)
$10 + ($10 × 150% × 2.50%) = $10.375

The total return on investment of the PLUS is 3.75%.

Example 2: The value of the underlier increases from an initial underlier value of $100.00 to a final underlier value of $120.00.
Because the final underlier value of $120.00 is greater than the initial underlier value of $100.00 but $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $12.325 per $10.00 stated principal amount.

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Principal at Risk Securities

The total return on investment of the PLUS is 23.25% (reflecting the maximum payment at maturity).

Example 3: The value of the underlier decreases from an initial underlier value of $100.00 to a final underlier value of $60.00.

Because the final underlier value of $60.00 is less than the initial underlier value of $100.00, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 × underlier performance factor
$10 × 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The value of the underlier does not increase or decrease and the final underlier value is $100.00.

Because the final underlier value of $100.00 is equal to the initial underlier value of $100.00, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount calculated as follows:

$10 × underlier performance factor
$10 × 100% = $10.00

The total return on investment of the PLUS is 0.00%.

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Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.  Investing in the PLUS is not equivalent to investing directly in the underlier or any of the stocks held by or included in the index tracked by the underlier (the “share underlying index”).  The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlier, and may be zero.  There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $12.325 per PLUS (at least 123.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 150% exposure to any increase in the final underlier value over the initial underlier value, because the payment at maturity will be limited to at least 123.25% of the stated principal amount for the PLUS, any increase in the final underlier value over the initial underlier value by more than approximately 15.50% (in the case where the maximum payment at maturity is 123.25% of the stated principal amount) of the initial underlier value will not further increase the return on the PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlier, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, the exchange rates of the U.S. dollar relative to the currencies in which the stocks held by the underlier trade, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
Credit of Issuer.  The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪
The value of the underlier is subject to currency exchange risk.  Because the value of the underlier is related to the U.S. dollar value of stocks held by the underlier, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the underlier, the value of the underlier will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

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o	the extent of governmental surpluses or deficits in the relevant countries and the United States

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the underlier and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities, such as the PLUS, linked to the value of non-U.S. equity securities.  Investments in securities linked to the value of any non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪
Certain features of exchange-traded funds will impact the value of the PLUS.  The performance of the underlier does not fully replicate the performance of the share underlying index.  The underlier may not fully replicate the share underlying index, and may hold securities not included in the share underlying index.  The value of the underlier to which your PLUS are linked is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o
Derivatives risk.  The underlier may invest in stock index futures contracts and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses, and, as a consequence, the return on your PLUS may be less than if the underlier invested only in conventional securities.

▪
Adjustments to the underlier or to the share underlying index could adversely affect the value of the PLUS.  The investment adviser to the iShares®  MSCI EAFE ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlier.  Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS.

In addition, the publisher of the share underlying index is responsible for calculating and maintaining the share underlying index.  The share underlying index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the share underlying index.  The share underlying index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time.  If this discontinuance or suspension occurs, following the termination of the related underlier, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS.

For a description of the actions that may be taken by the calculation agent in the event that a publisher of a share underlying index discontinues or suspends calculation of a share underlying index or an ETF issuing the underlier is liquidated or otherwise terminated, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

▪
You have no shareholder rights.  As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlier or the stocks held by the underlier.

▪
Investing in the PLUS is not equivalent to investing in the underlier.  Investing in the PLUS is not equivalent to investing in the underlier or the component stocks of the share underlying index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that compose the share underlying index.

▪
The payment at maturity of the PLUS is not based on the value of the underlier at any time other than at closing on the final valuation date.  The payment at maturity is not based on the value of the underlier at any time other than the final underlier value on the valuation date and will be based solely on the final underlier value of the underlier as compared to the initial underlier value of the underlier.  Therefore, if the value of the underlier drops precipitously by the valuation date, the payment at maturity, if

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any, that you will receive for your PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlier at any time prior to such drop.

▪
The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.  The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your PLUS is expected to be lower than the initial issue price of your PLUS.  The estimated value of your PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your PLUS.  The difference between the initial issue price of your PLUS and the estimated value of the PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪
The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market.  As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪
The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS.  The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS.  Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS.  The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

▪
The PLUS will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the PLUS.  We do not intend to list the PLUS on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS.  In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

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▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial underlier value and the final underlier value, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payout to you at maturity.

▪
The calculation agent has discretion to make antidilution adjustments.  For certain events affecting the underlier that the calculation agent determines to have a diluting or concentrating effect on the theoretical value of those shares, the calculation agent may make adjustments to the terms of the PLUS.  However, the calculation agent is not required to make such adjustments in response to all events that could affect the underlier.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the PLUS may be materially and adversely affected.  The calculation agent will make all determinations with respect to antidilution adjustments, including any determinations as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could increase the value at or above which the underlier must close so that the investor does not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS could be materially and adversely affected.

Even if the treatment of the notes is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the PLUS’ term.  Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the PLUS.

In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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iShares®  MSCI EAFE ETF Overview

We have derived all information contained in this document regarding the iShares® MSCI EAFE ETF from the iShares® MSCI EAFE ETF’s prospectus dated December 1, 2013 and other publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BITCNA”) and BlackRock Fund Advisers (“BFA”).  The iShares® MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the iShares® MSCI EAFE ETF.  The iShares® MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.” On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the iShares® MSCI EAFE ETF, please see the iShares® MSCI EAFE ETF’s prospectus.  In addition, information about iShares® and the iShares® MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the iShares® MSCI EAFE ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index.  The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.  For additional information about the MSCI EAFE Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of March 28, 2013, the iShares® MSCI EAFE ETF’s largest holdings by country were the United Kingdom (20.50%), Japan (19.41%), France (9.76%), Switzerland (9.65%), Germany (9.38%), Australia (7.74%), Spain (3.52%), Sweden (3.23%), the Netherlands (3.20%) and Hong Kong (2.53%). As of March 28, 2014, the iShares® MSCI EAFE ETF’s three largest sectors by holdings were Financials (25.22%), Industrials (12.90%) and Consumer Discretionary (11.63%).

The iShares® MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE Index.  The iShares® MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE Index and depository receipts representing securities of the MSCI EAFE Index.  In addition, the iShares® MSCI EAFE ETF may also invest in securities not included in the MSCI EAFE Index but that BFA believes will help the iShares® MSCI EAFE ETF track the MSCI EAFE Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The iShares® MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE Index, and generally does not hold all of the equity securities included in the MSCI EAFE Index.  The iShares® MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index.

Correlation

The MSCI EAFE Index is a theoretical financial calculation, while the iShares® MSCI EAFE ETF is an actual investment portfolio.  The performance of the iShares® MSCI EAFE ETF and the MSCI EAFE Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI EAFE ETF portfolio and the MSCI EAFE Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI EAFE ETF but not to the MSCI EAFE Index or the use of representative sampling.  “Tracking error” is the difference between the performance (return) of the iShares® MSCI EAFE ETF’s portfolio and that of the MSCI EAFE Index.   The iShares® MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy.  Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

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Industry Concentration Policy

The iShares® MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of  BITCNA.  BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The PLUS are not sponsored, endorsed, sold or promoted by BITCNA.  BITCNA makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BITCNA has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

Information on the iShares®  MSCI EAFE ETF as of market close on March 28, 2014:

Bloomberg Ticker Symbol:	EFA	52 Week High:	$68.03
Current Closing Price:	$66.86	52 Week Low:	$57.03
52 Weeks Ago:	$58.98

The following table sets forth the published high, low and period end closing prices of the iShares®  MSCI EAFE ETF for each quarter for the period of January 1, 2008 through March 28, 2014. The associated graph shows the closing prices of the iShares®  MSCI EAFE ETF for each day in the same period. The closing price of the iShares®  MSCI EAFE ETF on March 28, 2014 was $66.86. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification. The historical performance of the underlier should not be taken as an indication of the future performance of the underlier during the term of the PLUS.

The historical values of the iShares®  MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing price on the valuation date.  We cannot give you assurance that the performance of the iShares®  MSCI EAFE ETF will result in the return of any of your initial investment.

iShares® MSCI EAFE ETF	High	Low	Period End
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90

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Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter	$67.06	$62.71	$67.06
2014
First Quarter (through March 28, 2014)	$68.03	$62.31	$66.86

Underlier Historical Performance— January 2, 2008 to March 28, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
The calculation agent will adjust any variable described herein, including but not limited to the maturity date, the valuation date, the initial underlier value, the final underlier value and any combination thereof as described in the following sections of the accompanying prospectus supplement:
•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities.”
•      For a description of further adjustments that may affect the underlier and events that may result in the acceleration of the maturity date, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds.”

Listing:	The PLUS will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier.  Assuming this treatment is respected, subject to the possible application of the constructive ownership rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the PLUS’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.  Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

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The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. holders—Additional tax consideration

We do not believe that payments on the PLUS to non-U.S. holders are subject to the Section 871(m) withholding tax described under the heading “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlier or the share underlying index and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

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